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                                                                  Exhibit 4.2(B)

                                   FAFCO, INC.

                SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT

      This Agreement is made as of __________, ______, between FAFCO, Inc., a California corporation (the "COMPANY"), and the persons and entities (the "PURCHASERS") listed on the Schedule of Purchasers attached hereto as Exhibit A (the "SCHEDULE OF PURCHASERS").

                                    SECTION 1

                  SALE OF CONVERTIBLE NOTES AND STOCK WARRANTS

      1.1. The Notes. The Company has authorized the issuance and sale to the Purchasers of subordinated promissory notes with an aggregate principal amount of up to $500,000. Each Purchaser severally agrees, on the terms of and subject to the conditions specified in this Agreement, to lend to the Company the sum set forth in Column 2 of Exhibit A hereto opposite such Purchaser's name ("PURCHASER LOAN") at the Closing (as defined below). Each Purchaser Loan shall be evidenced by a promissory note (individually a "NOTE" and collectively the "NOTES"), dated as of the date of Closing, in the form of Exhibit B.

      1.2. The Warrants. In connection with the Purchaser Loans, the Company agrees to issue to each Purchaser at the Closing a stock purchase warrant in the form of Exhibit C (individually a "WARRANT" and collectively the "WARRANTS") exercisable initially for the number of shares of Common Stock ("COMMON STOCK") set forth in Column 3 of Exhibit A opposite such Purchaser's name. The securities issued or issuable upon exercise of the Warrants are referred to as the "WARRANT COMMON." In the event that all or any of portion of the principal amount of any Note is outstanding on the date of any one-year anniversary of the date of issuance of such Note (an "ANNIVERSARY DATE"), the Company further agrees to issue to the Purchaser holding such Note on such Anniversary Date an additional Warrant exercisable for 1,000 shares of Common Stock for each $10,000 in principal which remains unpaid as of such Anniversary Date. Such additional Warrants will be in the same form as the Warrants issued at the Closing.

                                    SECTION 2

                             CLOSING DATE; DELIVERY

      2.1. Closing Date. The closing of the purchase and sale of the Notes and Warrants hereunder (the "CLOSING") shall be held at 11:00 a.m. on ________, _____ or on such later date or dates as the Company and the Purchasers may agree to (the date of such Closing being referred to as the "CLOSING DATE"). The place of the Closing shall be at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050, or such other place as the Purchasers and the Company may mutually agree. The date of any closing of the transactions contemplated by this Agreement is sometimes also referred to herein as the "Closing Date."
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      2.2.  Delivery. At Closing, (i) each Purchaser will make payment to the
Company of the amount of the Purchaser Loan, if any, by wire transfer of immediately available funds and (ii) the Company and the Purchasers will each execute and deliver the other documents and instruments required to be executed and delivered on the Closing Date. Promptly following the Closing, the Company will deliver to each Purchaser the Note and Warrant issuable to such Purchaser pursuant hereto.

      2.3. Subsequent Closings. Any Notes and Warrants not sold on the Closing may be sold at additional closings to be held at times and places to be agreed upon by the Company and a majority-in-interest of the Purchasers purchasing at each such closing (a "Subsequent Closing"), but no later than June 30, 2002. At each Subsequent Closing, the Company shall deliver to each Purchaser participating in such Subsequent Closing the Note and Warrant which such Purchaser is purchasing against payment of the consideration therefor, specified in Section 1 hereof. The Company and each such Purchaser shall execute and deliver signature pages to this Agreement.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Subject to and except as set forth in the Schedule of Exceptions attached as Exhibit D hereto (the "SCHEDULE OF EXCEPTIONS"), the Company hereby represents and warrants to the PURCHASERS as of the date hereof as follows:

      3.1. Organization and Standing; Articles and By-Laws. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where such qualification is required, except jurisdictions where the failure to be so qualified would not materially adversely affect the business or financial condition of the Company.

      3.2. Corporate Power. The Company will have at the Closing Date all requisite legal and corporate power to execute and deliver this Agreement, to sell and issue the Notes and Warrants hereunder, to issue the Warrant Common upon exercise of the Warrants and to carry out and perform its obligations under the terms of this Agreement.

      3.3. Financial Statements and Other Information. The Company has delivered to each Purchaser the following:

            (a) Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission (the "COMMISSION" of the "SEC") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), together with the index to exhibits thereto;

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            (b)   Definitive Proxy Statement dated May 30, 2001 for the Annual
Meeting of Shareholders held on June 28, 2001, as filed with the Commission pursuant to Section 14 of the Exchange Act and Regulation 14A promulgated thereunder;

            (c) 2000 Annual Report to Shareholders, as filed with the Commission pursuant to Section 14 of the Exchange Act and Rule 14a-3(c) promulgated thereunder;

            (d) A confidential copy of the Company's preliminary unaudited draft balance sheet as of November 30, 2001, and of the Company's preliminary unaudited draft statement of operations for the two months ended November 30, 2001. These unaudited financial results as of November 30, 2001 are not necessarily indicative of the Company's fiscal results for the quarter ending December 31, 2001.

            (e) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as filed with the Commission pursuant to Section 13 of the Exchange Act, together with the indices to exhibits thereto; and

            (f) Term Sheet including a brief description of the Notes and Warrants.

      3.4. Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Notes and the Warrants (and the Common Stock issuable upon exercise of the Warrants) and the performance of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Notes and the Warrants, when issued in compliance with the provisions of this Agreement, will be validly issued and will be free of any liens and encumbrances, and the Warrant Common has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Notes and the Warrants (and the Warrant Common) may be subject to restrictions on transfer under state and/or federal securities laws and as set forth herein.

      3.5 Compliance with Other Instruments. The Company is not in violation of any term of its Articles of Incorporation or Bylaws, as amended, or in violation of any material agreement, instrument, judgment or decree or, to the best of its knowledge, any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any such violation or be in conflict with or constitute a default under any such provision or agreement, and will not accelerate the performance provided by the terms of any material agreement or instrument to which the Company is a party, or constitute a default thereunder, or an event which, with the lapse of time or action by a third party, could result in a default thereof, or result in the creation of any lien, charge or encumbrance upon any assets or properties of the Company, which breach, default, lien, charge or


                                      -3-

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encumbrance, singularly or in the aggregate, would materially and adversely affect the business or property of the Company.

      3.6. Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any basis therefor or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of the Company or any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith.

                                    SECTION 4

                            PURCHASER REPRESENTATIONS

      Each Purchaser hereby represents and warrants to the Company as follows:

      4.1. Investment Representation.

            (a) The Purchaser understands and confirms that this Agreement is made with the Purchasers in reliance upon each Purchaser's representation to the Company that the Notes and Warrants to be received are to be acquired for investment and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, such Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Notes, the Warrants, or the Warrant Common.

            (b) The Purchaser understands that the Notes, the Warrants and the Warrant Common are not registered under the Securities Act of 1933, as amended (the "Act") on the basis that the sale provided for in this Agreement and the issuance of securities is exempt pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder, and that the Company's reliance on such exemption is predicated on the Purchasers' representations set forth herein.
(c) The Purchaser agrees that it will not make a disposition of the Notes or Warrants purchased hereunder (or the Warrant Common) except in compliance with
Section 6 hereof.

            (d) The Purchaser represents that it is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, has the ability to bear the economic risks of its investment, and has had all questions which it has asked answered by the Company.


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            (e) The Purchaser represents and warrants that, at a reasonable time prior to the Closing Date, it has been given the opportunity to ask questions and receive answers concerning the terms and conditions of this offering, to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished pursuant to Section 3.3 hereof, and to discuss the Company and its plans, operations and financial condition with its officers and that it has heretofore received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the securities of the corporation. It further represents and warrants that it has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

            (f) The Purchaser understands that the Notes, Warrants and Warrant Common have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. In this connection, the Purchaser understands that, in view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if its representation was predicated solely upon a present intention to hold these securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

            (g) The Purchaser further understands that the Notes, Warrants and Warrant Common must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available (such as Rule 144 under the Act). Moreover, the Purchaser understands that, except as set forth in Section 6 hereof, the Company is under no obligation to register the Notes, Warrants or Warrant Common. In addition, the Purchaser understands that the certificates evidencing the Notes, Warrants, and Warrant Common may be imprinted with a legend which prohibits the transfer of such securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

            (h) The Purchaser is familiar with the provisions of Rule 144, promulgated under the Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: (1) The availability of certain public information about the Company; (2) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, (3) the sale being made through a broker in an unsolicited "broker transaction" or in transactions directly with a market maker, as said term is defined under the Exchange Act and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable. There can be no assurances that the requirements of Rule 144 will be met, or that the Notes, Warrants or Warrant Common will ever be saleable.

            (i) The Purchaser further understands that at the time the Purchaser wishes to sell the Notes, Warrants or Warrant Common there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the


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current public information requirements of Rule 144, and that, in such event, the Purchaser would be precluded from selling such securities under Rule 144 even if the one-year minimum holding period had been satisfied.

            (j) The Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act, compliance with Regulation A, compliance with some other registration exemption or the notification to the Company of the proposed disposition by it and the furnishing to the Company of (i) detailed information regarding the disposition, and (ii) and opinion of its counsel to the effect that such disposition will not require registration (the Purchaser understands such counsel's opinion must be acceptable to counsel for the Company) will be required and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

      4.2. Accredited Investor. The Purchaser represents and warrants that one or more of the following criteria are applicable to such Purchaser:

            (a) The Purchaser is a director or executive officer of the Company;

            (b) The Purchaser is a natural person who has an individual net worth or joint net worth with the Purchaser's spouse exceeding $1,000,000 at the time of purchase;

            (c) The Purchaser is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that Purchaser's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same level of income in the current year;

            (d) The Purchaser is either (i) a bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual capacity or fiduciary capacity, (ii) a broker or dealer registered pursuant to Section 15 of the Exchange Act, (iii) an insurance company as defined in Section 2(13) of the Act, (iv) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such Act, (v) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, (vi) a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets of $5,000,000, or (vii) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or which employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;


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            (e) The Purchaser is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

            (f) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets of $5,000,000;

            (g) The Purchaser is a not-for-profit organization or other entity exempt from income tax under Section 501(c)(3) of the Internal Revenue Code, not formed with the specific purpose of acquiring the securities offered hereunder, with total assets in excess of $5,000,000; or

            (h) The Purchaser is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered hereunder, whose purchase is directed by a person who has such experience in business and financial matters as to enable such person to evaluate the merits and risks of acquiring the securities offered hereunder,

            (i) The Purchaser is an entity in which all of the equity owners meet the qualifications set forth in (a), (b), (c), (d), (e), (f), (g) or (h) above.

            As used in this Section 4.2, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for purposes of paragraph (b) above, the principal residence of the Purchaser must be valued at cost (including cost of improvements), or at a recently appraised value established by an institutional lender making a secured loan, in either case net of encumbrances.

                                   SECTION 5

                              CONDITIONS TO CLOSING

         The Purchasers' and the Company's obligations to purchase and to sell and issue, respectively, the Notes and Warrants at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

      5.1. Representations and Warranties of Company Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.


      5.2. Representations of Purchasers Correct. The representations made by the Purchasers in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

      5.3. Covenants and Laws. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects and the purchase and sale of the Notes and Warrants pursuant to the terms of this Agreement shall not violate any law or regulation to which any of the Purchasers or the Company is subject.

                                    SECTION 6

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                         COMPLIANCE WITH SECURITIES ACT

      6.1. Certain Definitions. As used in this Section, the following terms shall have the following respective meanings:

                  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

                  "Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Restricted Securities" shall mean the Notes, the Warrants and the Warrant Common required to bear the legend set forth in Section 6.3 hereof.

                  "Registrable Securities" means (i) the Warrant Common, and
(ii) any Common Stock issued in respect of such shares upon any stock split, stock dividend, recapitalization or similar event, which shares, in each of the foregoing instances, have not been sold to the public pursuant to Rule 144 under the Act or otherwise.

                  The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement.

                  "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 6.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

                  "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale and any expenses incurred by a Holder for its own benefit including all fees and disbursements of counsel to the Holders participating in the offering (including the allocable portion of the fees and disbursements of counsel to the Company, if such counsel is also serving as counsel to the selling shareholders), except those expenses included in the definition of Registration Expenses.

                  "Holder" shall mean any Purchaser or any permitted transferee or assignee of such Purchaser pursuant to Section 6.10 who continues to hold of record Warrants or Registrable Securities as of the applicable date.


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      6.2. Restrictions on Transferability. The Notes, the Warrants and the
Warrant Common shall not be transferable except upon the conditions specified in this Section, which conditions are intended to insure compliance with the provisions of the Act. Each Purchaser will cause any proposed transferee of the Notes, the Warrants or the Warrant Common held by a Purchaser to agree to take and hold such Notes, Warrants or Warrant Common subject to the provisions and upon the conditions specified in this Section.

      6.3. Restrictive Legend. Each certificate representing (i) the Notes, (ii) the Warrants, (iii) shares of Warrant Common, and (iv) any other securities issued in respect of the Notes, the Warrants or the Warrant Common upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 6.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

      6.4. Notice of Proposed Transfers. Each holder of a certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 6.4. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Section 6.5 hereof), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and, if requested by the Company, shall be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, which opinion shall be addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act. The holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of such legal opinion (if reasonably acceptable as above provided) and the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 6.3 above, except that such certificate shall not bear such restrictive legend if transferred in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Act.

      6.5. Piggy-Back Registration Rights.

            (a) Notice of Registration. Whenever the Company proposes to register any of its Common Stock under the Act for a public offering for cash, whether as a primary or secondary offering (or pursuant to the registration rights granted to other holders of securities of the Company), other than a registration relating to employee benefit plans or in connection with a Rule 145 transaction or equivalent, the Company will:

                  (i) give to each Holder at the address indicated on the books of the transfer agent written notice of the intent to so register its securities; and

                  (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests delivered to the Company or its legal counsel by any Holder or Holders within 15 days after the date of mailing of such written notice by the Company, except as set forth in subparagraphs (b) and (c) below.

            (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to subparagraph (a)(i) of this Section. In such event the right of any Holder to registration pursuant to this Section shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by holders exercising demand registration rights, as the case may be. Notwithstanding any other provisions of this Section, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting inclusion in such proportion, as nearly as practicable, as the respective amounts of Registrable Securities entitled to inclusion in such registration held by such Holders at the time of filing the registration statement bear to the aggregate amount of such securities held by all such Holders. To the extent that other persons holding the Company's securities may possess registration rights with respect to such securities (whether heretofore or hereafter granted), the total number of shares to be sold by selling shareholders under a registration statement, if less than the total amount requested to be sold by such persons, shall be allocated on a pro rata basis according to the total number of shares held by such persons which are entitled to registration rights with respect to such offering, subject to the prior rights set forth in subsection (c) hereof. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom at any time prior to filing of the registration statement by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall not be included in such registration.

            (c) Prior Rights. Certain holders (the "Prior Holders") of the Company's Common Stock may continue to have registration rights granted pursuant to a Stock Purchase Agreement dated as of April 14, 1977 (the "Prior Agreement"). In the event that a registration is effected pursuant to the Prior Holders' demand rights set forth in Section 6.5 of the Prior Agreement, securities held by the Holders and others desiring to sell securities in the registration may only be included to the extent that the amount of securities being registered for the account of the Prior

Holders will not be diminished. In the event of a registration which is not initiated by a demand of the Prior Holders but with respect to which such Prior Holders have piggyback rights under Section 6.6 of the Prior Agreement, the securities to be sold by the Prior Holders may not be reduced to less than 33-1/3% of the total amount of securities being registered. The Company has also granted registration rights similar to those provided herein to certain investors pursuant to a Subordinated Note and Warrant Purchase Agreement dated March 1996.

      6.6. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section shall be borne by the Company; and all Selling Expenses shall be borne by the Holders of the securities so registered for whose account such expenses were incurred.

      6.7. Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section, the Company will advise each participating Holder as to the filing of the registration statement with the Commission and the effective date thereof. The Company shall also advise each participating Holder, concurrently with the notice of effectiveness, of the jurisdictions in which the securities being registered have been qualified for sale to the public. In connection with each registration other than in connection with a firm commitment underwritten public offering, at its expense, the Company will:

            (a) Keep such registration, qualification or compliance effective for a period of 90 days after effectiveness with the Commission or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

            (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

      6.8. Indemnification.

            (a) The Company will indemnify each participating Holder, each of its officers and directors and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 6, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its partners, officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter.

            (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Act, and each other such Holder, each of its partners, officers and directors and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such partners, directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder from the sale of Registrable Securities as contemplated herein.

            (c) Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for such Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

            (d) Notwithstanding the foregoing, if the Registrable Securities are to be distributed by means of an underwritten public offering, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with such underwriting are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling.

      6.9. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 6.

      6.10. Transfer of Piggy-Back Registration Rights. The rights to cause the Company to register a Purchaser's Registrable Securities granted hereunder by the Company, may be assigned to a transferee or assignee of 25,000 or more shares of Warrant Common (as adjusted to reflect stock splits, stock dividends and similar events) provided that the Company is given advance written notice by such Purchaser of said transfer and of the intent to transfer such Purchaser's registration rights together with such securities, stating the name and address of said transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being assigned, and provided, further, that no transferee or assignee of any of such Restricted Securities shall be entitled to the registration rights provided in this Section if such transferee or assignee would be permitted to sell all of the Restricted Securities so transferred or assigned to him within one three-month period pursuant to Rule 144 promulgated under the Act.

      6.11. "Market Stand-off" Agreement. Any Holder of Registrable Securities being registered under this Section 6 agrees, if requested by the Company or an underwriter of such registered public offering, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder during a period of up to 180 days following the effective date of the registration statement of the Company filed under the Act, provided that all executive officers and directors of the Company enter into similar agreements. Such agreement shall be in writing in the form satisfactory to the Company and such underwriter, and may be included in the underwriting agreement. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

      6.12. Termination of Registration Rights. The rights granted under this Section shall terminate as to any Purchaser or permissible transferee or assignee of such rights if such person would be permitted to sell all of the Restricted Securities held by such person within one three-month period pursuant to Rule 144 promulgated under the Act.

                                    SECTION 7

                                  MISCELLANEOUS

      7.1. Agreement Is Entire Contract. This Agreement, the Exhibits hereto and the other documents delivered pursuant hereto constitute the entire contract between the parties hereto and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      7.2. Amendment by Agreement. Any provision of this Agreement may be amended or waived by a written instrument signed by the Company and by a majority in interest of the holders of the Warrants (on an as-if-exercised basis) and the Warrant Common.

      7.3. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses or facsimile phone number of the parties as set forth below. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

                  If to a Purchaser:    At the address set forth in the
                                        Schedule of Purchasers

                  If to Company:        FAFCO, Inc.
                                        435 Otterson Drive
                                        Chico, CA  95928
                                        Attention: Alex N. Watt, Executive
                                        Vice President

                  With a copy to:       Ann Yvonne Walker, Esq.
                                        Wilson, Sonsini, Goodrich & Rosati, P.C.
                                        650 Page Mill Road
                                        Palo Alto, CA  94304

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

      7.4. Agent's Fees.

            (a) The Company hereby agrees to indemnify and to hold each Purchaser harmless of and from any liability for commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, is responsible.

            (b) Each Purchaser (i) represents and warrants that no finders or brokers have been retained in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Company and the Purchasers (other than himself) harmless of and from any liability for any commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser, or any of his employees or representatives, are responsible.

      7.5. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be severed from this Agreement as if such provision were not included and the balance of this Agreement shall be enforceable in accordance with its terms.

      7.6. Expenses. The Company and each Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

      7.7. California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION, OR EXEMPTION THEREFROM, IS UNLAWFUL. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION, OR EXEMPTION THEREFROM, BEING OBTAINED.

      7.8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

      7.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FAFCO, INC.                                    PURCHASERS:


By:
      --------------------------------         ---------------------------------

Title:
       -------------------------------

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

  NAME AND ADDRESS OF PURCHASER             LOAN AMOUNT           WARRANT SHARES
  -----------------------------             -----------           --------------
Leo Helzel                                  $ 100,000
5550 Redwood Ave.
Oakland, CA  94619

Freeman & Diana Ford                        $ 100,000
172 Toyon Road
Atherton, CA  94027

Murray Stoltz                               $  50,000
21 Hemlock Road
Bronxville, NY  10708

Richard O. Rhodes                           $  50,000
4440 18th Street
San Francisco, CA  94114

Wally Niemasik, Jr.                         $  50,000
6 Fennwood Drive
Atherton, CA  94027